Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Inland Retail Real Estate Trust Inc.:
We consent to the incorporation by reference into this Registration Statement (No. 333-139456) on Amendment No.1 to Form S-4 of Diversified Developers Realty of our report dated March 8, 2006 with respect to the consolidated financial statements of Inland Retail Real Estate Trust, Inc. as of December 31, 2005 and 2004, and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule III, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
January 3, 2007